The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
August 20, 2008	Jim Drewitz, Investor Relations

830-669-2466

THE ALLIED DEFENSE GROUP ANNOUNCES AGREEMENT TO SELL
GLOBAL MICROWAVE SYSTEMS, INC. IN A $26 MILLION TRANSACTION

VIENNA, Virginia, August 20, 2008 – The Allied Defense Group, Inc. (AMEX:ADG) announces it has entered into a definitive agreement to sell substantially all of the assets of its California subsidiary, Global Microwave Systems, Inc to a wholly owned subsidiary of Cobham plc, an international company engaged in the development, delivery and support of advanced aerospace and defense systems for land, sea and air platforms.

The purchase price is $26 million, subject to a final working capital adjustment. The closing of the transaction is subject to the satisfaction of customary closing conditions, including obtaining various consents and regulatory approvals, which are expected in approximately 30 days.

Major General (Ret) John J. Marcello, President and Chief Executive Officer of The Allied Defense Group said, “GMS has been an important part of our Electronic Security business segment. It has shown meaningful growth since we acquired the business in late 2005. The divestiture of GMS will allow the Company to reduce debt and focus efforts on its key strengths in the Ammunition market place. Since late 2007, the Company has been expanding its market presence in the ammunition services sector and is now pleased to report backlog of more than $35 million, which is greater than the 2007 revenue for both of the Company’s Electronic Security businesses. ADG is committed to right-size, restructure and recapitalize to maximize value for all of our shareholders.Ó

The Allied Defense Group, Inc. was advised by Houlihan Lokey Howard & Zukin in connection with the transaction.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional medium caliber ammunition marketed to defense departments worldwide; and designs, produces and markets sophisticated microwave security systems. For more Information, please visit the Company web site: www.allieddefensegroup.com.

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.